             SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED AMENDED AND RESTATED INVESTORS' RIGHTS
AGREEMENT (this "Agreement") is entered into this day    of March 1999, but is
made effective as of the 2nd day of July, 1998 (the "Effective Date"), by and between U.S. Interactive, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to as a "DE Investor", the management stockholders (either in a custodial, trustee or individual capacity) listed on Schedule B hereto, and John Shulman, each of which is herein referred to as a "Management Stockholder", the investors listed on Schedule C hereto, each of which is herein referred to as a "USI Investor," and the investors listed on Schedule D hereto, each of which is herein referred to an "InVenGen Investor." The DE Investors, the Management Stockholders, the USI Investors, and the InVenGen Investors, are sometimes collectively referred to in this Agreement as the "Stockholders," and each, a "Stockholder."

                                    RECITALS

         WHEREAS, as of September 22, 1998, immediately following the issuance of 2,339,628 shares of Series D Preferred Stock to Safeguard 98 Capital, L.P., but prior to the purchase by the Company of any shares held by certain of its Stockholders as of September 22, 1998, the Company had issued, an aggregate total of 9,120,796 shares of common stock, $.001 par value (the "Common Stock"), 1,573,533 shares of Series A Preferred Stock, $.001 par value (the "Series A Preferred Stock"), 1,052,632 shares of Series B Preferred Stock, $.001 par value (the "Series B Preferred Stock"), 595,706 shares of Series C Preferred Stock, $.001 par value (the "Series C Preferred Stock") and 2,339,628 shares of Series D Preferred Stock, $.001 par value (the "Series D Preferred Stock". All shares of Preferred Stock of the Company are referred to collectively as the "Preferred Stock".

         WHEREAS, on September 22, 1998, the Company, the USI Investors, the DE Investors, and the Management Stockholders entered into an Amended and Restated Investors' Rights Agreement;

         WHEREAS, pursuant to an Asset Purchase Agreement dated February 26, 1999, the Company has purchased certain assets of InVenGen, LLC and has agreed to include the InVenGen Investors (which are investors in InVenGen, LLC) as parties to the Amended and Restated Investors' Rights Agreement;

         WHEREAS, the DE Investors, the USI Investors, the Management Stockholders, the InVenGen Investors, and the Company have agreed to enter into this Agreement governing the rights of the DE Investors, the USI Investors, the InVenGen Investors, and the Management Stockholders to cause the Company to register shares of the Company's Common Stock together with any other common stock of the Company into which the Preferred Stock of the Company shall be converted (upon conversion of the Preferred Stock), and certain other matters as set forth herein;

         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS

         1.        Registration Rights

         1.1      Definitions.  For purposes of this Section 1:

                  (a) The term "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                  (b) Except as otherwise expressly provided in the applicable provisions of this Agreement, the term "Registrable DE Investors' Securities" means (1) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (2) any Common Stock now or hereafter owned by the DE Investors, and (3) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of (other than upon conversion), Series A Preferred Stock, excluding in all cases, however, any Registrable DE Investors' Securities sold by a person in a transaction in which such person's rights under this Section 1 are not assigned;

                  (c) Except as otherwise expressly provided in the applicable provisions of this Agreement, the term "Registrable USI Investors' Securities" means (1) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, (2) any Common Stock now or hereafter owned by the USI Investors, and (3) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of (other than upon conversion), Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock excluding in all cases, however, any Registrable USI Investors' Securities sold by a person in a transaction in which such person's rights under this Section 1 are not assigned:

                  (d) Except as otherwise expressly provided in the applicable provisions of this Agreement, the term "Registrable Individuals' Securities" shall mean the Common Stock now and hereafter owned by the Management Stockholders (individually or as custodian for their children or as a trustee of any trust holding stock of the Company) and John Shulman.

                  (e) Except as otherwise expressly provided in the applicable provisions of this Agreement, the term "Registrable InVenGen Investors' Securities" shall mean no more than 447,206 shares of Common Stock now or hereafter owned by the InVenGen Investors.

                  (f) The term "Registrable Securities" means the Registrable DE Investors' Securities, the Registrable USI Investors' Securities, the Registrable InVenGen Investors' Securities, and 20% of the Registrable Individuals' Securities;

                  (g) A share of Registrable Securities, shall cease to be a share of Registrable Securities, when (i) a registration statement covering such share has been declared effective by the SEC and such share has been disposed of by a Holder pursuant to such effective registration statement, (ii) such share is held by the Company or one of its subsidiaries or otherwise ceases to be outstanding, or (iii) such share may be sold pursuant to paragraph (k) of Rule 144, if applicable.

                  (h) The term "Registrable Investors' Securities" means the Registrable DE Investors' Securities, and the Registrable USI Investors' Securities, and the Registrable InVenGen Investors' Securities.

                  (i) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof; and

                  (j) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         1.2      Request for Registration.

                  (a) If the Company shall receive at any time after the earlier of: (i) two (2) years from the Effective Date; (ii) one hundred eighty (180) days after the first underwritten public offering of Common Stock of the Company for the account of the Company and offered on a firm commitment or best efforts basis pursuant to an offering registered under the Securities Act with the SEC on Form S-1, Form SB-2 or their then equivalents (an "Initial Public Offering"); or (iii) one hundred eighty (180) days after the closing of (A) an underwritten firm commitment offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its Common Stock in which the aggregate gross proceeds to the Company exceed $15,000,000 and in which the price per share to the public of such Common Stock equals or exceeds $5.00 (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event, involving the Common Stock which occurs after the date hereof and prior to such underwritten, firm commitment offering); or (B) an offering to the holders of the common stock of Safeguard Scientific, Inc. ("SSI"), pursuant to a registration statement, of rights to purchase from the Company such number of shares of the Common Stock which equals up to 30% (as determined by SSI) of the sum of (i) all issued shares of Common Stock; (ii) all shares of Common Stock reserved for issuance, and (iii) all shares of Common Stock subject to, but not reserved for, issuance pursuant to options, warrants or other agreements, instruments or understandings, all as of the effective date of the registration statement (a "Qualified Public Offering") (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or other employee benefit plan or an SEC Rule 145 transaction), a written request from (A) the holders of at least forty percent (40%) of the Registrable Investors' Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Investors' Securities then outstanding provided however that the aggregate offering price to the public would equal or exceed $5,000,000 (or such proportionately lesser number of shares of Common Stock if the aggregate offering price to the public would equal or exceed $10,000,000), or (B) the holders of at least twenty percent (20%) of the Registrable Individuals' Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Individuals' Securities held by the Management Stockholders provided however that the aggregate offering price to the public would equal or exceed $5,000,000 (or such proportionately lesser number of shares of Common Stock if the aggregate offering price to the public would equal or exceed $10,000,000), then the Company shall use its best efforts to, within ten (10) business days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 1.2(b), effect as soon as practicable, and in any event within one hundred eighty (180) days after receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.6.

                  (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in
Section 1.2(a). The underwriter will be selected by the Company and be reasonably acceptable to the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company and reasonably acceptable to the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, if the Initiating Holders are holders of Registrable Individuals' Securities, at the election of forty percent (40%) of the Registrable Investors' Securities requesting such registration a different allocation among all Holders requesting registration will occur (such new allocation to include up to 80% of their Registrable Investors' Securities with the balance of the Registrable Securities to be registered to be allocated on a pro rata basis among the Registrable Individuals' Securities), in which event the registration shall be deemed to be a demand registration of the holders of the Registrable Investors' Securities for purposes of Section 1.2(c) below; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all securities other than the Registrable Securities are first entirely excluded from the underwriting.

                  (c) The Company is obligated to effect two (2) such registrations for the holders of the Registrable Investors' Securities and two
(2) such registrations for the holders of the Registrable Individuals' Securities, with a minimum time period of twelve (12) months between the demanded registration and any prior registration of the Company's securities. Notwithstanding the foregoing, the Company shall not be obligated to effect such registration in any jurisdiction in which the Company would be required to qualify to do business or execute a general consent to service of process and any related qualification or compliance in effecting such registration.

                  (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2 a certificate signed by the President of the Company stating that (i) in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, or (ii) the Company intends to file a registration statement in connection with a public offering of securities for the Company's account within one hundred eighty (180) days thereafter, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than one (1) time in any twelve (12) month period.

         1.3 Piggyback Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other equity securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or other employee benefit plan or an SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder of Registrable Securities written notice of such registration. Upon the written request of each Holder of Registrable Securities given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8 hereof, use its diligent best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration

         1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall use its diligent best efforts to, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders (i) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them and (ii) all material correspondence with the Securities and Exchange Commission relating to such registration.

                  (d) Use its best efforts to (i) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) insure the obtaining of all necessary approvals from the National Association of Securities Dealers, Inc. in connection with such registration.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1: (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         1.5      Furnish Information; No Company Obligation

                  (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of Section 1.5(a) or 1.8, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 1.2(a) or Section 1.12(a)(2), whichever is applicable.

         1.6 Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one (1) counsel for the selling Holders (which counsel shall be reasonably acceptable to the Company), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless one (1) demand registration is still available to such Holders of Registrable Securities and the Holders of a majority of the Registrable Securities agree to forfeit their right to such demand registrations pursuant to Section 1.2; provided, further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the financial condition, business or prospects of the Company (other than a material adverse change resulting from general economic or industry conditions) from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, or if the registration is not effected due to a request of the Company or any underwriter to which a majority of the Holders of the Registrable Securities agree, then the Company shall bear such expenses and the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

         1.7 Expenses of Piggyback Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one (1) counsel for the selling Holders selected by them (which counsel shall be reasonably acceptable to the Company), but excluding underwriting discounts and commissions relating to the Registrable Securities.

         1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion would not be reasonably likely to jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion would not be reasonably likely to jeopardize the success of the offering (the securities so included to be apportioned, at the option of a majority of the holders of Registrable Investors' Securities requesting registration, 80% to the holders of the Registrable Investors' Securities and 20% to the holders of the Registrable Individuals' Securities, or in the absence of exercise of such option, pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling shareholders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of the securities included in such offering, unless such offering is the Company's Initial Public Offering in which case the selling stockholders may be excluded if the underwriters make the determination described above or (ii) notwithstanding(i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 shall be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

         1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

         1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations by the Company (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one (1) counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                  (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable (by entry of a final decree and expiration of the time to appeal or denial of the last appeal permitted) to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall the contribution by any selling Holder exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (f) The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

         1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and
Section 13(a) or 15(d) of the 1934 Act;

                  (b) take such action (to the extent the Company is then eligible to take such action), including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective.

                  (c) if the Company shall cease to be required to file reports under Section 13(a) or 15(d) of the 1934 Act, the Company shall make publicly available the information specified in Rule 144(c)(2) under the Act;

                  (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement declared effective by the Company), the Act, and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will use its best efforts to:

                  (a) promptly give written notice of the proposed registration and any related qualification or compliance, to all other Holders and, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's of Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not then available for such offering by Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2 million;
(3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this
Section 1.12; provided, however, that the Company shall not utilize this right more than two (2) times in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this
Section 1.12; (5) if the Company has already effected four (4) such registrations pursuant to this Section 1.12; or (6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

         1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities, to the extent granted by the applicable provisions of this Section 1, may be assigned (but only with all related obligations) by an original Holder to (i) any transferee or assignee of such securities who is a member of such Holder's immediate family, (ii) if such Holder is a partnership, any partner thereof, (iii) any entity (as determined as of this date) controlling, controlled by or under common control with, any DE Investor or USI Investor; or (iv) any transferee or assignee of the Registrable Securities who or which acquires at least 25% of the Registrable Securities held by such Holder as of the date of this Agreement; provided, however, in no event shall any right to cause the Company to register Registrable Securities be transferred to a competitor of the Company, and any permitted transfer of such rights shall be effective only if, contemporaneous with such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if such transferee, prior to the transfer of the Registrable Securities, executes and delivers to the Company an agreement satisfactory to the Company that such transferee shall thereafter be a Holder for purposes of this Agreement and if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership. For purposes of this Section 1.13, a transfer by an original Holder of Registrable Securities to a custodial account or trust whereby such original Holder retains the sole voting rights of such Registrable Securities shall not affect the rights to registration for such Registrable Securities.

         1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of more than fifty percent (50%) of the outstanding Registrable Investors' Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights, including without limitation "piggyback" registration rights, the terms of which are the same or more favorable than the registration rights granted to either the holders of Registrable Investors' Securities or the holders of the Registrable Individuals' Securities hereunder.

                  1.15 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement for the Company's initial offering of securities to the public generally, he, she or it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by him, her or it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

                  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any rights provided for in this Section 1:

                  (a) after five (5) years following the Company's Qualified Public Offering for demand registration rights under Section 1.2 and five (5) years following the Company's Qualified Public Offering for Piggyback Registration Rights under Section 1.3 or

                  (b) if such Holder owns less than one percent (1 %) of the issued and outstanding Registrable Securities.

         2. Covenants of the Company.

                  2.1 Delivery of Financial Statements. The Company shall furnish the following information to each Holder (as of the date of determination) of an aggregate of at least one hundred thousand (100,000) shares of Registrable Securities (as presently constituted):

                  (a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited by independent public accountants of nationally recognized standing selected by the Company;

                  (b) as soon as practicable, but in any event within forty-five
(45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                  (c) within forty-five (45) days of the end of each quarter, an unaudited quarterly income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

                  (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, sources and applications of funds statements for such months, projected backlog schedule and updates of significant contracts and/or accounts and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                  (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Treasurer or other senior officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                  (f) such other information relating to the financial condition or business of the Company as the Holder or any assignee of the Holder may from time to time request; provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or other confidential information.

         2.2 Affirmative Covenants. The Company covenants and agrees as follows:

                  (a) Maintenance of Key Man Insurance. Maintain term life insurance on the lives of such executives of the Company in such amounts as the Board of Directors of the Company shall determine to be in the best interest of the Company and the Stockholders, in each case for so long as such person remains an officer or employee of the Company, the proceeds of which are payable to the Company.

                  (b) Inspection Rights. Permit during normal business hours, upon reasonable request and notice, each of the Holders or any employees, agents or representatives thereof, at the Holder's expense, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company, and to discuss the affairs, finances and accounts of the Company with those officers, consultants, directors, key employees, attorneys or independent accountants selected by the Company; provided, however, that any Holder, employee, agent or representative, as the case may be, agrees in writing to hold all information confidential.

                  (c) Budgets Approval. As soon as practicable after submission of the business plan and budget required by 2.1(d) and obtain in respect thereof the approval of the members of the Board of Directors.

                  (d) Financing. Promptly, fully and in detail, inform the Board of Directors of any discussions, offers or contracts relating to possible financing of any material nature for the Company, whether initiated by the Company or any other person.

                  (e) New Developments. Cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company's employees or consultants to be documented in accordance with industry practice and, where possible and appropriate, to file and prosecute United States and foreign patent, copyright, trademark, mask work or other intellectual property right applications relating to and protecting the Company's inventions, discoveries or developments on behalf of the Company.

                  (f) Meetings of Directors, Committees and Observer Rights. The Company shall hold meetings of the Company's Board of Directors not less than every three (3) months. At all times hereafter up to the time of effectiveness of the Company's Qualified Public Offering, each Significant Holder at its own expense shall have the right to have one representative attend all such meetings of the Board of Directors in a nonvoting observer capacity and to receive notice of such meetings; provided, however, the Company may require as a condition precedent to the exercise of any Holder's rights under this Section 2.2(f) that each person proposing to attend any meeting of the Board of Directors and having access to any of the information provided by the Company to the Board of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and, provided further, that the Company reserves the right not to provide information and to exclude such Significant Holder (and its representative) from any meeting or portion thereof if (i) delivery of such information to, or attendance at such meeting by, such Significant Holder (or its representative) would result in disclosure of trade secrets to such Holder (or its representative); (ii) in the opinion of the majority of the Board of Directors such attendance and/or delivery of such information would be contrary to the best interests of the Company; (iii) such attendance and/or delivery of such information would adversely affect the attorney-client privilege between the Company and its counsel; or (iv) if such Significant Holder (or its representative) is a competitor of the Company, as determined by the Board of Directors of the Company. "Significant Holder" shall mean each of Information Associates, L.P., Information Associates, C.V., Vulcan Ventures, Inc., Internet Capital Group, L.L.C., Technology Leaders, II, L.P., Technology Leaders II Offshore C.V., RAF Ventures VIII, L.P., and Safeguard 98 Capital, L.P.

                  (g) Agreements of Officers and Employees. As determined by the Board of Directors, cause each employee of the Company now or hereafter employed and all consultants of the Company involved in the design, review, evaluation or development of products or intellectual property rights to execute and deliver a Nondisclosure Agreement as approved by the Board of Directors of the Company except that no employees other than the management shall be required to agree to any restriction on competing with the Company after termination of their employment unless specifically determined by the Board of Directors or the Chief Executive Officer or President of the Company.

                  (h) By-laws; Meetings and Indemnification. The Company shall use its best efforts at all times while any Preferred Stock remain outstanding to cause its Bylaws to provide that, (A) unless otherwise required by the laws of the state of its incorporation, (i) any three (3) directors or (ii) any holder or holders of at least 25% of all of the then outstanding shares of Preferred Stock of the Company, voting as a separate class, shall have the right to call a meeting of the Stockholders, and (B) a quorum for a meeting of the Board of Directors or any committee thereof of which a Preferred Director is a member shall require the attendance of at least one director elected by the holders of Preferred Stock in accordance with terms of the Second Amended and Restated Stockholders' Agreement dated as of this date (a "Preferred Director"), except that if any properly called Board of Directors meeting is adjourned for lack of a Preferred Director, and such meeting is reconvened with proper notice as required for a new special meeting, a quorum at the reconvened meeting shall require a simple majority of the directors then holding office. The Company shall at all times maintain provisions in its By-laws or Certificate of Incorporation indemnifying all directors against liability and exculpating all directors from liability to the maximum extent permitted under the laws of the state of its incorporation.

                  (i) Corporate Existence. Maintain its corporate existence, intellectual property rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice.

                  (j) Properties. Business. Insurance. Maintain as to its respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry.

                  (k) Expenses of Directors. Promptly reimburse in full each non-management director of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

                  (1) Compliance with Laws. Comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business, assets, intellectual property rights, operations or condition, financial or otherwise.

                  (m) Keeping of Records and Books of Account. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                  (n) Rule 144A Information. At all times during which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will provide as promptly as practicable (in any event not later than twenty (20) days after initial request) in written form, upon the written request of any Holder or a prospective buyer of shares of the Company from any Holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("Rule 144A Information"). The Company further covenants, upon written request, as promptly as practicable (in any event not later than twenty (20) days after initial request), but only to the extent necessary and customary in connection with the resale through the National Association of Securities Dealers, Inc. system for Private Offerings Resales and Trading through Automated Linkage ("PORTAL") of securities of a nature similar to the shares of the Company and which have been issued under circumstances similar to the issuance of the shares of the Company, to cooperate with and assist any Holder or any member of PORTAL in applying to designate and thereafter maintain the eligibility of such shares for trading through PORTAL. The Company's obligations under this Section 2.2(n) shall at all times be contingent upon the relevant Holder's obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such purchaser in evaluating the purchase of the shares of the Company.

         2.3 Negative Covenants of the Company. The Company covenants and agrees that it will not without the consent or waiver of (i) the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock, or (ii) two of the Preferred Directors:

                  (a) Dealings with Affiliates. Enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements with any employee, consultant, officer or director of the Company or holder of five percent (5%) of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or 5% stockholders or members of their immediate families,
(i) on terms less favorable to the Company than it would obtain in a transaction between unrelated parties or (ii) except in the case of any transaction or series of transactions entered into in the ordinary course of business and involving less than $5,000 in the aggregate, without the approval of the Board of Directors (excluding any interested director);

                  (b) Transfer of Technology. Transfer, sell dispose of, assign, license, or donate any ownership or interest in, or material rights relating to, any of its technology, or other Intellectual Property Rights to any person or entity which is not a member of the "consolidated group" of the Company and its Subsidiaries; provided, however, that this Section shall not apply to transfers or licenses of technology or Intellectual Property Rights accomplished in the ordinary course of business as presently conducted or proposed to be conducted.

                  For purposes of this Agreement, "Intellectual Property Rights" means any and all, whether domestic or foreign, patents, patent applications, patent right, trade secrets, confidential business information, formula, processes, laboratory notebooks, algorithms, copyrights, mask works, claims of infringement against third parties, licenses, permits, license rights, contract rights with employees, consultants and third parties, trademarks, trademark rights, inventions and discoveries, and other such rights generally classified as intangible, intellectual property assets in accordance with GAAP.

                  For purposes of this Agreement, "Subsidiary" or "Subsidiary" means any entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time of determination at least fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                  (c) Restriction on Indebtedness. Incur, create, or assume any Indebtedness other than the following:

                           (i) Indebtedness existing on the date hereof
(including the maximum borrowing capacity under the existing indebtedness to Progress Bank) and renewals, replacements and refinancing thereof that do not increase the aggregate amount of Indebtedness of the Company and its Subsidiaries taken as a whole; and Indebtedness contemplated by the Business Plan or in a budget or projection approved by a majority of the Board of Directors, including at least one Preferred Director;

                           (ii) Indebtedness of a Subsidiary owing to the
Company or to another Subsidiary.

         For purposes of this Agreement, "Indebtedness" means (i) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (ii) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

                  (d) Conduct of Business. Engage in any business other than the business engaged in by the Company and its Subsidiaries on the date hereof and any businesses or activities substantially similar or related thereto other than as contemplated by any business plan approved by the Board of Directors.

                  (e) Investments in Other Corporations or Entities. Make any loan or advance to any person or entity, or purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any other corporation or entity which will not be operated as a wholly-owned Subsidiary, except as set forth in any business plan approved by the Board of Directors and except:

                           (i) investments by the Company or a Subsidiary in
evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

                           (ii) investments by the Company or a Subsidiary in
certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by Progress Bank and any other bank organized in the United States having capital, surplus and undivided profits of at least $50,000,000;

                           (iii) investments by the Company or a Subsidiary in
the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

                           (iv) investments by the Company or a Subsidiary in
"Money Market" fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (i), (ii) or (iii) of this subsection (e); or

                           (v) loans or advances from a Subsidiary to the
Company or from the Company to a Subsidiary.

                  2.4 Termination of Covenants. The covenants set forth in
Section 2.1, Section 2.2, and Section 2.3 hereof shall terminate and be of no further force or effect following a Qualified Public Offering or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

         3.       Miscellaneous.

                  3.1 Prior Agreements. This Agreement amends and restates the Amended and Restated Investors' Rights Agreement and constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements with respect thereto. Without limiting the generality of the foregoing, the obligations of the Company and Digital Evolution, Inc. set forth in the agreements listed on Schedule 3.1 hereto are hereby terminated and are not binding upon the Company.

                  3.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities as set forth in Section 1.13). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  3.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Incorporation of the Company as of the date of determination, without reference to conflict of laws principles.

                  3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  3.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by telephone or facsimile verification or (c) one day after being deposited with an overnight courier, charges prepaid, at the address indicated for such party on the records of the Company, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

                  3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if evidenced by the written consent of the Company and a written instrument executed by duly authorized representatives of the parties hereto or their assigns holding not less than fifty percent (50 %) of the Registrable Securities then outstanding (voting together as a single class). In the event any proposed amendment or waiver of any term or provision to this Agreement would not adversely effect the rights and obligations of all Holders of Registrable Securities on an equal basis, then such amendment or waiver may only be effected with the written consent executed by duly authorized representatives of the parties hereto or their assigns holding not less than fifty percent (50%) of (i) each series of Preferred Stock that is to be adversely effected by such amendment or waiver and (ii) the Common Stock. Each Holder acknowledges and agrees that any amendment or waiver effected in accordance with this Section 3.8 shall be binding upon all holders of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company, whether or not such holder in fact consented to such amendment or waiver.

                  3.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  3.10 Entire Agreement: Amendment: Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  3.11 (a) The term "Holder" (as such term is defined herein) shall be deemed to include Progress Capital, Inc. ("Progress") and the term "Registrable Investors' Securities" (as such term is defined herein) shall be deemed to include shares of Common Stock in the Company held by Progress, in each case from and after (i) the date of any exercise (the "Exercise") by Progress of a warrant or warrants to purchase Common Stock of the Company, with respect to the shares of Common Stock so purchased; and (ii) compliance by Progress upon the first such Exercise with the terms and conditions set forth in Subparagraph (b) below.

                           (b) To evidence Progress' joinder in and agreement to
be bound by all of the terms and conditions of this Agreement, Progress shall execute a Joinder in the following form:

                  "Joinder" - The undersigned in its capacity as a Holder of Registrable Investors' Securities hereby joins in and agrees to be bound by all of the terms and conditions of that certain Second Amended and Restated Investors' Rights Agreement as same may be amended from time to time, with respect to any and all shares of Common Stock of the Company in which the undersigned now or may ever have any interest.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors' Rights Agreement as of the day and year first above written.


                 U.S. INTERACTIVE, INC.


                 By:
                      Richard Masterson, President



                 Eric Pulier

                 Churchill MegaSOFT, a California
                 general partnership

                 By:
                          Name:
                          Title:



                 John Shulman



                 Vulcan Ventures, Inc.

                 By:
                          Name:
                          Title:

                 Information Associates, L.P.
                 By: Trident Capital Management, LLC.

                          By:
                          Name:
                          Title:

                 Information Associates, C.V.
                 By: Trident Capital Management, LLC.

                          By:
                          Name:
                          Title:


                 Larry Smith


                 Richard Masterson


                 Richard Masterson, as Custodian for Connor Masterson under the New Jersey Uniform Transfers to Minors Act


                 Richard Masterson, as Custodian for Samantha Masterson under the New Jersey Uniform Transfers to Minors Act



                 Stephen Zarrilli


                 Stephen Zarrilli, as Custodian for Christopher Zarrilli under the Pennsylvania Uniform Transfers to Minors Act


                 Stephen Zarrilli, as Custodian for Brendan Zarrilli under the Pennsylvania Uniform Transfers to Minors Act


                 Stephen Zarrilli, as Custodian for Melissa Zarrilli under the Pennsylvania Uniform Transfers to Minors Act


                 Michael Chaney


                 Daniel and Elyse Endy


                 Daniel Endy, as Custodian for Gregory Endy under the Pennsylvania Uniform Transfers to Minors Act


                 Daniel Endy, as Custodian for Brian Endy under the Pennsylvania Uniform Transfers to Minors Act


                 Robert Kost


                 Robert Kost, as Custodian for Damon Kost under the New York Uniform Transfers to Minors Act


                 Robert Kost, as Custodian for Andrea Kost under the New York Uniform Transfers to Minors Act

                 Internet Capital Group, L.L.C.

                 By:
                          Name:
                          Title:

                 Technology Leaders II, L.P.

                 By:      Technology Leaders II Management L.P.,
                          Its general Partner

                 By:      Technology Leaders Management, Inc.,
                          a General Partner

                          By:

                                   Managing Director

                 Technology Leaders II Offshore C.V.

                 By:      Technology Leaders II Management L.P.,
                          Its General Partner

                 By:      Technology Leaders Management, Inc.,
                          a General Partner

                          By:
                                   Managing Director


                 RAF Ventures VIII, L.P.
                 By:      RAF Ventures, Inc., General        Partner

                          By:

                          Name:
                          Title:

                 TL Ventures Third Corp.

                 By:
                          Name:
                          Title:

                 Safeguard 98 Capital, L.P.

                 By:
                          Name:
                          Title:

            Richard Masterson, Voting Trustee Under Voting Trust dated September 21, 1998


            Larry Smith, Voting Trustee Under Voting Trust dated
            September 21, 1998


            Robert Kost, Voting Trustee Under Voting Trust dated
            September 21,  1998


            Stephen Zarrilli, Voting Trustee Under Voting Trust (Eric Pulier Trust) dated September 21, 1998


            Michael Chaney, Voting Trustee Under Voting Trust dated September 21, 1998

            Deloitte & Touche USA LLP

            By:
                     Name:
                     Title: General Partner

            Thurston Interests LLC

            By:
                     Name:
                     Title:

            Thurston Bridge Fund, L.P.

            By:
                     Name:
                     Title:

                                   SCHEDULE A
                                  DE INVESTORS
                                  ------------

Churchill MegaSOFT, Inc., a California general partnership

Vulcan Ventures, Inc.

Information Associates, L.P.

Information Associates, C.V.

                                   SCHEDULE B
                             MANAGEMENT STOCKHOLDERS
                             -----------------------

Eric Pulier
Larry Smith
Richard Masterson
Stephen Zarrilli
Michael Chaney
Daniel and Elyse Endy
Robert Kost
John Shulman

Richard Masterson, as Custodian for Connor Masterson under the New Jersey Uniform Transfers to Minors Act

Richard Masterson, as Custodian for Samantha Masterson under the New Jersey Uniform Transfers to Minors Act

Stephen Zarrilli, as Custodian for Christopher Zarrilli under the
Pennsylvania Uniform Transfers to Minors Act

Stephen Zarrilli, as Custodian for Brendan Zarrilli under the Pennsylvania Uniform Transfers to Minors Act

Stephen Zarrilli, as Custodian for Melissa Zarrilli under the Pennsylvania Uniform Transfers to Minors Act

Daniel Endy, as Custodian for Gregory Endy under the Pennsylvania Uniform Transfers to Minors Act

Daniel Endy as Custodian for Brian Endy, under the Pennsylvania Uniform Transfers to Minors Act

Robert Kost, as Custodian for Damon Kost under the New York Uniform Transfers to Minors Act

Robert Kost, as Custodian for Andrea Kost under the New York Uniform Transfers to Minors Act

Richard Masterson, Voting Trustee Under Voting Trust Dated September 21, 1998

Larry Smith, Voting Trustee Under Voting Trust Dated September 21, 1998

Robert Kost, Voting Trustee Under Voting Trust Dated September 21, 1998

Michael Chaney, Voting Trustee Under Voting Trust Dated September 21, 1998

Stephen Zarrilli, Voting Trustee Under Voting Trust (Eric Pulier Trust) Dated September 21, 1998

                                   SCHEDULE C
                                  USI INVESTORS
                                  -------------

Internet Capital Group, LLC
Technology Leaders II, L.P.
Technology Leaders II Offshore, C.V.
TL Ventures Third Corp.
RAF Ventures VIII, L.P.
Safeguard 98 Capital, L.P.

                                   SCHEDULE D
                               INVENGEN INVESTORS
                               ------------------

1 Deloitte & Touche USA LLP

2 Thurston Interests LLC

3 Thurston Bridge Fund, L.P.

                                  SCHEDULE 3.1
                              TERMINATED AGREEMENTS
                              ---------------------

   The Following Agreements, as amended:

A. Series A Preferred Stock Purchase Agreement, dated November 8, 1996, by and among Digital Evolution, Inc., Eric Pulier, Churchill MegaSOFT, Inc., John D. Shulman, Information Associates, L.P., Information Associates, C.V., and Vulcan Ventures, Inc.;

B. Co-Sale Agreement, dated November 14, 1996, by and among Digital Evolution, Inc., Eric Pulier, Churchill MegaSOFT, Inc., John D. Shulman, Information Associates, L.P., Information Associates, C.V. and Vulcan Ventures, Inc.;

C. "Amended and Restated Investors' Rights Agreement", dated November 14, 1996, by and among Digital Evolution, Inc., Eric Pulier, Churchill MegaSOFT, Inc., John D. Shulman, Information Associates, L.P., Information Associates, C.V., and Vulcan Ventures, Inc.;

D. Shareholders' Agreement, dated November 14, 1996, by and among Digital Evolution, Inc., Eric Pulier, Churchill MegaSOFT, Inc., John D. Shulman, Information Associates, L.P., Information Associates, C.V. and Vulcan Ventures, Inc.;

E. Letter of Agreement, dated January 10, 1997, by and among Digital Evolution, Inc., Information Associates, L.P., Information Associates, C.V. and Vulcan Ventures, Inc.;

F. Shareholders Agreement, dated July 25, 1996, by and among U.S. Interactive, Inc., Larry Smith, Richard Masterson, Stephen Zarrilli, Michael Chaney, Robert Kost, Daniel and Elyse Endy, Stephen Harmelin and Michael Purcell;

G. Series A Preferred Stock Purchase Agreement, dated June 28, 1996, by and among U.S. Interactive, Inc., Internet Capital Group, LLC, Technology Leaders II, L.P., Technology Leaders II, Offshore C.V. and TL Ventures;

H. Voting, Stock Restriction and Co-Sale Agreement, dated June 28, 1996, by and among U.S Interactive, Inc., Larry Smith, Richard Masterson, Stephen Zarrilli, Michael Chaney and Robert Kost; and

I. Series B Preferred Stock Purchase Agreement and Amendment, dated July 3, 1997 and November 10, 1997, respectively, by and among U.S. Interactive, Inc., Internet Capital Group, LLC, Technology Leaders II, L.P., and Technology Leaders II, and Offshore C.V.